General Cable Corporation

CONTACT:

Michael P. Dickerson

FOR IMMEDIATE RELEASE

Vice President of Finance and

         November 18, 2005

Investor Relations

(859) 572-8684

GENERAL CABLE EXECUTES SILEC PURCHASE AGREEMENT

HIGHLAND HEIGHTS, KENTUCKY, November 18, 2005 – General Cable Corporation (NYSE: BGC) global supplier of wire and cable products for the energy, specialty, industrial, and communications markets, today announced the execution of the definitive Share Purchase Agreement for the acquisition of the Silec energy cable business of SAFRAN SA. Subject to closing adjustments, the consideration to be paid for the acquisition would be approximately 75 million Euros, which includes about 65 million Euros for the net working capital.

The transaction is expected to close before the end of the year, and is subject to customary closing conditions, including regulatory approval. “We look forward to the opportunity to create value through the combination of General Cable’s worldwide sales and marketing reach and lean manufacturing techniques and Silec’s technical expertise in the high-end energy transmission cable business,” said Domingo Goenaga, President and Chief Executive Officer of General Cable Europe.

The purchase will be completed by General Cable subsidiary Grupo General Cable Sistemas, S.A. General Cable Corporation will guarantee performance of the obligations under the Share Purchase Agreement.

Silec is recognized as a global leader in the design, engineering and installation of high voltage underground links.  The company is also among the major producers of energy and industrial cables for the European market. General Cable (NYSE:BGC), headquartered in Highland Heights, Kentucky, is a leader in the development, design, manufacture, marketing and distribution of copper, aluminum and fiber optic wire and cable products for the energy, industrial, specialty and communications markets.

Certain statements in this press release, including without limitation, statements regarding future financial results and performance, plans and objectives, capital expenditures and the Company’s or management’s beliefs, expectations or opinions, are forward-looking statements. Actual results may differ materially from those statements as a result of factors, risks and uncertainties over which the Company has no control. Such factors include economic and political consequences resulting from the September 2001 terrorist attack and the war with Iraq, economic consequences arising from natural disasters and other similar catastrophes, such as floods, earthquakes, hurricanes and tsunamis; domestic and local country price competition, particularly in certain segments of the power cable market and other competitive pressures; general economic conditions, particularly in construction; changes in customer or distributor purchasing patterns in our business segments; the Company’s ability to increase manufacturing capacity and productivity; the financial impact of any future plant closures; the Company’s ability to successfully complete and integrate acquisitions and divestitures; the Company’s ability to negotiate extensions of labor agreements on acceptable terms; the Company’s ability to service debt requirements and maintain adequate domestic and international credit facilities and credit lines; the Company’s ability to pay dividends on its preferred stock; the impact of unexpected future judgments or settlements of claims and litigation; the Company’s ability to achieve target returns on investments in its defined benefit plans; the Company’s ability to avoid limitations on utilization of net losses for income tax purposes; the cost and availability of raw materials, including copper, aluminum and petrochemicals, generally and as a consequence of hurricanes Katrina and Rita; the Company’s ability to increase its selling prices during periods of increasing raw material costs; the impact of foreign currency fluctuations; the impact of technological changes; and other factors which are discussed in the Company's Report on Form 10-K filed with the Securities and Exchange Commission on March 30, 2005, as well as periodic reports filed with the Commission.

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Release No. 0489

11/18/05